Exhibit 10.10

ASSIGNMENT OF ASSETS

This Assignment of Assets (“Agreement”) is effective as of October 15, 2021 (the “Effective Date”) by Twin Vee PowerCats Co., a Delaware corporation (“Assignor”) and Forza X1, Inc., a Delaware corporation and wholly owned subsidiary of Assignor (“Assignee”).

WHEREAS, Assignor has certain technology, assets, and property rights (collectively, the “Property”); and

WHEREAS, Assignor desires to assign to Assignee its entire and exclusive right, title and interest in the Property as a capital contribution to the Assignee so that Assignee may continue developing electric boat technology.

NOW, THEREFORE, it is agreed as follows:

1)	Assignment.

1.1.       Assignment of Rights. Assignor hereby irrevocably assigns, conveys transfers and delivers to Assignee, and its successors and assigns, all assets related to Assignor’s electric boat business, including, without limitation, all intellectual property related to the design and development of the electric boats, electric outboard motors and integrated control system, all rights to the patent application set forth on Exhibit A attached hereto and the equipment and assets described in Exhibit A attached hereto, as of the Effective Date (herein, the “Property”).

1.2.       Assignor’s Warranty; Disclosure. Assignor hereby represents and warrants that, to the best of its knowledge, it is the sole and lawful owner of and have good and marketable title to the Property free and clear of all liens and encumbrances, and that it has the full legal right, power and authority to assign and transfer all interest in the Property to Assignee as provided herein as of the Effective Date, free and clear of all claims, liens, pledges, security interests and other encumbrances of any nature whatsoever. Assignor further warrants that upon delivery of this Assignment to Assignee, Assignee shall have good and valid legal title to the Property described in this Assignment, free and clear of all claims, liens, pledges, security interests and other encumbrances of any nature whatsoever. Assignor will not execute any agreement in conflict with this Agreement and, at the request of Assignee, Assignor will execute and deliver all papers and take such other action as may be necessary or desirable to protect and perfect title to the Property in the Assignee, its successors and assigns.

1.3.       No Warranty as to Fitness nor Merchantability. Other than the warranty made in Section 1.2 and any other express warranties made in this Agreement, Assignee expressly understands that the interest in the Property is being assigned “As Is,” with no warranties of any kind, express or implied, including but not limited to any implied warranties of merchantability, fitness for a particular purpose, arising or implied from usage of trade or course of dealings and noninfringement. In no event will the Assignor be liable for any direct, indirect, special or consequential damages of any nature or kind whatsoever, including but not limited to personal injury, property damage, loss of profits or other economic loss in connection with, or arising out of, delivering, installing, furnishing, maintaining, supporting or using the Property, even if the Assignee has been advised of the possibility of such damages.

2)	Consideration. As consideration for the Property, Assignee hereby agrees to issue to Assignor 6,500,000 shares of its common stock.

3)	General Provisions.

3.1       Assignment; Successors and Assigns. No party may assign any of its rights under this Agreement to any third party (whether by operation of law or otherwise) without the prior written consent of the other party. Any assignment under this Agreement shall not relieve the assigning party of its obligations hereunder. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns and survives the execution and delivery hereof.

3.2       Entire Agreement. This Agreement constitutes the entire agreement of Assignor and Assignee with respect to the subject matter hereof.

3.3       Amendment; Waiver. This Agreement may be amended or modified only by an instrument in writing by the parties hereto. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver is validly and sufficiently authorized if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof, or the right of any party thereafter to enforce each and every provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

3.4       Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed is to be deemed to be an original but all of which taken together will constitute one and the same instrument.

3.5       Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without regard to the principles of conflict of laws. Each party consents to the exclusive jurisdiction of the courts located in and/or serving St. Lucie County in the State of Florida for any legal action, suit or proceeding arising out of or in connection with this Agreement. Each party further waives any objection to the laying of venue for any such suit, action or proceeding in such court.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

Forza X1, Inc. (“Assignee”) Signature: /s/ Joseph Visconti Print Name: Joseph Visconti Title: CEO and Chairman	Twin Vee PowerCats Co. (“Assignor”) Signature: /s/ Carrie Gunnerson Print Name: Carrie Gunnerson Title: Chief Financial Officer

EXHIBIT A

Patent Application

IDEA / CONCEPT NAME	DESCRIPTION	IP TYPE	App Number and Filing Date
360 Steering Lower Pod with Disconnect	For outboard, lower pod steering mechanism using slewing bearing and spur gear mechanism allowing for a full 360 degree rotation. Also features a pass through the center method for cooling fluid, and an easy way to interchange lower drive units with the fixed upper unit.	Utility Patent	App # 63,207,748 FILING DATE 03/18/21

Other Assets

●	Electra Motors totaling $27,873.18

●	280 Electric Boat totaling $135,823.30

●	Computers & Peripherals totaling $8,998.01